As filed with the Securities and Exchange Commission on February 1, 2011
Registration No. 333-171598

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-2319066 (I.R.S. Employer Identification Number)
7102 Commerce Way
Brentwood, Tennessee 37027
(615) 771-6701
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ezra Uzi Yemin, Chief Executive Officer
Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, Tennessee 37027
(615) 771-6701
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Merrill M. Kraines, Esq.
Manuel G.R. Rivera, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Telephone: (212) 318-3000
Fax: (212) 318-3400
Approximate date of commencement of proposed sale to public:
From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
☐ Large accelerated filer	☑ Accelerated filer	☐ Non-accelerated filer (Do not check if smaller reporting company)	☐ Smaller reporting company
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered	Share	Price	Registration Fee
Common stock, par value $0.01 per share	39,736,432 shares	$7.22	$286,897,039	$33,308.75 (1)

(1)	Previously paid.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

This information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 1, 2011

PROSPECTUS
DELEK US HOLDINGS, INC.
39,736,432 Shares
Common Stock

     The selling stockholders named herein may offer and sell from time to time up to 39,736,432 shares of our common stock covered by this prospectus. The selling stockholders will receive all of the proceeds from any sales of their shares. We will not receive any of the proceeds, but we will incur expenses in connection with the offering. In making offers and sales pursuant to this prospectus, the selling stockholders are deemed to be acting as underwriters, and their offers and sales are deemed to be made indirectly on our behalf.
     Our common stock is listed and currently traded on the New York Stock Exchange (“NYSE”) under the symbol “DK.” The last reported sale price of our common stock on the NYSE on January 31, 2011 was $8.33 per share.
     Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 25.

     Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2011.

     We have not authorized any person to give any information or make any statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it a solicitation of any offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date. You should not assume that the information in this prospectus is accurate as of any date after its date.

-i-

PROSPECTUS SUMMARY
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration statement. Under this shelf process, the selling stockholders may from time to time sell the shares of our common stock that they hold in one or more offerings. This prospectus provides you with a general description of the shares being offered.
     The registration statement that contains this prospectus, including the exhibits to the registration statement and all documents incorporated herein by reference, contains additional information about us and the shares being offered under this prospectus. The registration statement, including all documents incorporated herein by reference, can be read and is available to the public over the Internet at the SEC’s website at http://www.sec.gov as described under the heading “Where You Can Find More Information.”
     Unless the context otherwise requires, “Delek”, “us”, “we” and “our” refer to Delek US Holdings, Inc. and its consolidated subsidiaries. References to fiscal years refer to the year ended or ending on December 31 of that year. For example, our fiscal year ended December 31, 2009 may be referred to as “fiscal 2009.”
Company Overview
     We are a diversified energy business focused on petroleum refining, wholesale sales of refined products and retail marketing. Our business consists of three operating segments: refining, marketing and retail. Our refining segment operates a high conversion, moderate complexity independent refinery in Tyler, Texas, with a design crude distillation capacity of 60,000 barrels per day (bpd), along with an associated light products loading facility. Our marketing segment sells refined products on a wholesale basis in west Texas through company-owned and third-party operated terminals and owns and/or operates crude oil pipelines and associated tank farms in east Texas. Our retail segment markets gasoline, diesel, other refined petroleum products and convenience merchandise through a network of approximately 400 company-operated retail fuel and convenience stores located in Alabama, Arkansas, Georgia, Kentucky, Louisiana, Mississippi, Tennessee and Virginia. Additionally, we own a minority interest in Lion Oil Company, a privately-held Arkansas corporation, which operates a 75,000 bpd moderate complexity crude oil refinery located in El Dorado, Arkansas and other pipeline and product terminals.
     Delek US Holdings, Inc. is the sole shareholder of MAPCO Express, Inc. (“Express”), MAPCO Fleet, Inc. (“Fleet”), Delek Refining, Inc. (“Refining”), Delek Finance, Inc. (“Finance”) and Delek Marketing & Supply, Inc. (“Marketing”). We are a Delaware corporation formed in connection with our acquisition in May 2001 of 198 retail fuel and convenience stores from a subsidiary of The Williams Companies. Since then, we have completed several other acquisitions of retail fuel and convenience stores. In April 2005, we expanded our scope of operations to include complementary petroleum refining and wholesale and distribution businesses by acquiring the Tyler, Texas refinery. We initiated operations of our marketing segment in August 2006 with the purchase of assets from Pride Companies LP and affiliates.
     Delek and Express were incorporated during April 2001 in the State of Delaware. Fleet, Refining, Finance, and Marketing were incorporated in the State of Delaware during January 2004, February 2005, April 2005 and June 2006, respectively.
     We are a controlled company under the rules and regulations of the New York Stock Exchange where our shares are traded under the symbol “DK.” As of December 31, 2010, approximately 73% of our outstanding shares were beneficially owned by Delek Group Ltd. (“Delek Group”), a conglomerate that is domiciled and publicly traded in Israel. Delek Group has significant interests in fuel supply businesses and is controlled indirectly by Mr. Itshak Sharon (“Tshuva”).
     Delek Group is the parent company of Delek Petroleum Ltd. (“Delek Petroleum”), which directly holds 346,563 shares. Delek Petroleum is the parent company of Delek Hungary Holding Limited Liability Company (“Delek Hungary”), which directly holds 39,389,869 shares.

Shares Offered
     We are registering for resale from time to time 39,389,869 shares of our common stock that we issued to selling stockholder, Delek Hungary and the 346,563 shares of our common stock purchased by selling stockholder Delek Petroleum.
     Pursuant to the terms of a registration rights agreement with the Delek Group (and its affiliates, including the selling stockholders), we have agreed to pay all expenses related to the registration of shares covered by this prospectus, including, without limitation, all registration and qualification fees, printing expenses, filing fees, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses of any regular or special audits incident to or required by any such registration and reasonable fees and disbursements of a single special counsel for the selling stockholders, and the compensation of our regular employees. The selling stockholders will bear the costs of any underwriting discounts or selling commissions, if any, attributable to the sale of the shares. The registration rights agreement also provides that we will indemnify the selling stockholders, persons affiliated with them, and any participating underwriters against certain liabilities to which it may become subject in connection with the offering and sale of the shares contemplated by this prospectus, including liabilities arising under the Securities Act, or they will be entitled to contribution.
     We are also registering for resale any additional shares of our common stock that may become issuable for no additional consideration by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of our shares of common stock outstanding.
Corporate Information
     We are a Delaware corporation formed in 2001. Our principal executive offices are located at 7102 Commerce Way, Brentwood, Tennessee 37027, and our telephone number at that address is (615) 771-6701. Our website is located at www.DelekUS.com. Information contained on our website does not constitute a part of this prospectus.

RISK FACTORS
     In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered hereby. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus, including the documents incorporated by reference.
Risk Factors Relating to Our Operations
Risks Relating to Our Industries
Our refining margins have been volatile and are likely to remain volatile, which may have a material adverse effect on our earnings and cash flows.
Our earnings, cash flow and profitability from our refining operations are substantially determined by the difference between the price of refined products and the price of crude oil, which is referred to as the “refining margin.” Refining margins historically have been volatile and are likely to continue to be volatile, as a result of numerous factors beyond our control, including volatility in the prices of crude oil and other feedstocks purchased by our Tyler refinery, volatility in the costs of natural gas and electricity used by our Tyler refinery, and volatility in the prices of gasoline and other refined petroleum products sold by our Tyler refinery. For example, during the year ended December 31, 2010, the price for West Texas Intermediate (“WTI”) crude oil fluctuated between $68.01 and $91.51 per barrel, while the price for U.S. Gulf Coast unleaded gasoline fluctuated between $1.83 and $2.41 per gallon. Such volatility is affected by, among other things:
•	changes in global and local economic conditions;

•	domestic and foreign supply and demand for crude oil and refined products;

•	investor speculation in commodities;

•	worldwide political conditions, particularly in significant oil producing regions such as the Middle East, Western Coastal Africa, the former Soviet Union, and South America;

•	the level of foreign and domestic production of crude oil and refined petroleum products;

•	the ability of the members of the Organization of Petroleum Exporting Countries to maintain oil price and production controls;

•	pricing and other actions taken by competitors that impact the market;

•	the level of crude oil, other feedstocks and refined petroleum products imported into the United States;

•	excess capacity and utilization rates of refineries worldwide;

•	development and marketing of alternative and competing fuels, such as ethanol and biodiesel;

•	changes in fuel specifications required by environmental and other laws, particularly with respect to oxygenates and sulfur content;

•	events that cause disruptions in our distribution channels;

•	local factors, including market conditions, adverse weather conditions and the level of operations of other refineries and pipelines in our markets;

•	accidents, interruptions in transportation, inclement weather or other events that can cause unscheduled shutdowns or otherwise adversely affect our refinery, or the supply and delivery of crude oil from third parties; and

•	U.S. government regulations.
The crude oil we purchase and the refined products we sell are commodities whose prices are determined by market forces beyond our control. While an increase or decrease in the price of crude oil will often result in a corresponding increase or decrease in the wholesale price of refined products, a change in the price of one commodity does not always result in a corresponding change in the other. A substantial or prolonged increase in crude oil prices without a corresponding increase in refined product prices or a substantial or prolonged decrease in refined product prices without a corresponding decrease in crude oil prices could have a significant negative effect on our results of operations and cash flows. This is especially true for non-transportation refined products such as asphalt, butane, coke, sulfur, propane and slurry whose prices are less likely to correlate to fluctuations in the price of crude oil.
In addition, our Tyler refinery has historically processed primarily light sweet crude oils as opposed to light to medium sour crude oils. Due to increasing demand for lower sulfur fuels, light sweet crude oils have historically been more costly than heavy sour crude oils, and an increase in the cost of light sweet crude oils could have a material adverse effect on our business, financial condition and results of operations. The capital improvements completed at the Tyler refinery in 2009 allow it to process more sour crude oils. As the Tyler refinery begins to process more sour crude oils, a substantial or prolonged decrease in the differential between the price of sweet and sour crude oils could negatively impact our earnings and cash flows.
Finally, higher refined product prices often result in negative consequences for our retail operations such as higher credit card expenses (because credit card fees are typically calculated as a percentage of the transaction amount rather than a percentage of gallons sold), lower retail fuel gross margin per gallon, reduced demand for refined products, fewer retail gallons sold and fewer retail merchandise transactions.
We are subject to loss of market share or pressure to reduce prices in order to compete effectively with a changing group of competitors in a fragmented retail industry.
The markets in which we operate our retail fuel and convenience stores are highly competitive and characterized by ease of entry and constant change in the number and type of retailers offering the products and services found in our stores. We compete with other convenience store chains, gas stations, supermarkets, drug stores, discount stores, club stores, mass merchants, fast food operations and other retail outlets. In some of our markets, our competitors have been in existence longer and have greater financial, marketing and other resources than we do. As a result, our competitors may be able to respond better to changes in the economy and new opportunities within the industry.
In recent years, several non-traditional retailers, such as supermarkets, club stores and mass merchants, have affected the convenience store industry by entering the retail fuel business and/or selling merchandise traditionally found in convenience stores. These non-traditional gasoline and/or convenience merchandise retailers have obtained a significant share of the motor fuels market, may obtain a significant share of the convenience merchandise market and their market share in each market is expected to grow. Because of their diversity, integration of operations, experienced management and greater resources, these companies may be better able to withstand volatile market conditions or levels of low or no profitability in the retail segment. In addition, these retailers may use promotional pricing or discounts, both at the pump and in the store, to encourage in-store merchandise sales. These activities by our competitors could pressure us to offer similar discounts, adversely affecting our profit margins. Additionally, the loss of market share by our retail fuel and convenience stores to these and other retailers relating to either gasoline or merchandise could have a material adverse effect on our business, financial condition and results of operations.
Independent owner-operators can generally operate stores with lower overhead costs than ours. Should significant numbers of independent owner-operators enter our market areas, retail prices in some of our categories may be negatively affected, as a result of which our profit margins may decline at affected stores.
Our stores compete, in large part, based on their ability to offer convenience to customers. Consequently, changes in traffic patterns and the type, number and location of competing stores could result in the loss of customers and reduced sales and profitability at affected stores. Other major competitive factors include ease of access, pricing, timely deliveries, product and service selections, customer service, fuel brands, store appearance, cleanliness and safety.

We operate in a highly regulated industry and increased costs of compliance with, or liability for violation of, existing or future laws, regulations and other requirements could significantly increase our costs of doing business, thereby adversely affecting our profitability.
Our industry is subject to extensive laws, regulations and other requirements including, but not limited to, those relating to the environment, employment, labor, immigration, minimum wages and overtime pay, health care and benefits, working conditions, public accessibility, the sale of alcohol and tobacco and other requirements. A violation of any of these requirements could have a material adverse effect on our business, financial condition and results of operations. For example, the U.S. Department of Labor’s Occupational Safety and Health Administration (OSHA) and the U.S. Environmental Protection Agency (EPA) commenced investigations of our refinery following the accident that occurred there in November 2008. OSHA concluded its inspection in May 2009 and issued citations assessing an aggregate penalty of approximately $0.2 million. We are contesting the citations and fines and do not believe the outcome will have a material effect on our business. The EPA’s investigation is ongoing and we cannot assure you as to the outcome of the EPA’s investigation including any possible penalties that may arise.
Ongoing compliance with laws, regulations and other requirements could also have a material adverse effect on our business, financial condition and results of operations. Under various federal, state and local environmental requirements, as the owner or operator of our refinery and retail locations, we may be liable for the costs of removal or remediation of contamination at our existing or former locations, whether we knew of, or were responsible for, the presence of such contamination. We have incurred such liability in the past and several of our current and former locations are the subject of ongoing remediation projects. The failure to timely report and properly remediate contamination may subject us to liability to third parties and may adversely affect our ability to sell or rent our property or to borrow money using our property as collateral. Additionally, persons who arrange for the disposal or treatment of hazardous substances also may be liable for the costs of removal or remediation of these substances at sites where they are located, regardless of whether the site is owned or operated by that person. We typically arrange for the treatment or disposal of hazardous substances in our refining operations. We do not typically do so in our retail operations, but we may nonetheless be deemed to have arranged for the disposal or treatment of hazardous substances. Therefore, we may be liable for removal or remediation costs, as well as other related costs, including fines, penalties and damages resulting from injuries to persons, property and natural resources. In the future, we may incur substantial expenditures for investigation or remediation of contamination that has not been discovered at our current or former locations or locations that we may acquire.
In addition, new legal requirements, new interpretations of existing legal requirements, increased legislative activity and governmental enforcement and other developments could require us to make additional unforeseen expenditures. Companies in the petroleum industry, such as us, are often the target of activist and regulatory activity regarding pricing, safety, environmental compliance and other business practices which could result in price controls, fines, increased taxes or other actions affecting the conduct of our business. For example, consumer activists are lobbying various authorities to enact laws and regulations mandating the use of temperature compensation devices for fuel dispensed at our retail stores. In addition, we are required to pay an Oil Spill Liability Trust Fund fee of $0.08 per barrel of crude oil that we purchase and federal legislation has recently been proposed that would increase the fee to as much as $0.78 per barrel. Finally, various legislative and regulatory measures to address climate change and greenhouse gas (“GHG”) emissions (including carbon dioxide, methane and nitrous oxides) are in various phases of discussion or implementation. These include proposed federal regulation and state actions to develop statewide, regional or nationwide programs designed to control and reduce greenhouse gas emissions. Although it is not possible to predict the requirements of any cap-and-trade legislation that may be enacted, any laws or regulations that may be adopted to restrict or reduce emissions of GHGs would likely require us to incur increased operating costs. If we are unable to maintain sales of our refined products at a price that reflects such increased costs, there could be a material adverse effect on our business, financial condition and results of operations. Further, any increase in prices of refined products resulting from such increased costs could have an adverse effect on our financial condition, results of operations and cash flows.
Various legislative and regulatory measures to address climate change and greenhouse gas (“GHG”) emissions (including carbon dioxide, methane and nitrous oxides) are in various phases of discussion or implementation. They include proposed and newly enacted federal regulation and state actions to develop statewide, regional or nationwide programs designed to control and reduce GHG emissions from fixed sources, such as our refinery, as well as mobile transportation sources. Although it is not possible to predict the requirements of any GHG legislation that may be enacted, any laws or regulations that have been or may be adopted to restrict or reduce GHG emissions will likely require us to incur increased operating costs. If we are unable to maintain sales of our refined products at a price that reflects such increased costs, there could be a material adverse effect on our business, financial condition and results of operations.

Beginning with the 2010 calendar year, EPA rules require us to report GHG emissions from our refinery operations and consumer use of products produced at our refinery on an annual basis. While the cost of compliance with the rule is not material, data gathered under the rule may be used in the future to support additional regulation of GHGs. Beginning in January 2011, the EPA will begin regulating GHG emissions from refineries and other major sources through the Prevention of Significant Deterioration (PSD) and Federal Operating Permit (Title V) programs. While these rules do not impose any limits or controls on GHG emissions from current operations, emission increases from future projects or operational changes, such as capacity increases, may be impacted and required to meet emission limits or technological requirements such as Best Available Control Technologies. EPA has announced their intent for further regulation of refinery GHG emissions through New Source Performance Standards (NSPS) to be finalized in late 2011 or 2012. GHG regulation could also impact the consumption of refined products, thereby affecting our refinery operations. Finally, the EPA has issued final rules for gasoline formulation that require the reduction of average benzene content by January 1, 2011. It may be necessary for us to purchase credits to comply with these content requirements and there can be no assurance that such credits will be available or that we will be able to purchase available credits at reasonable prices. Compliance with any future legislation or regulation of temperature compensation, greenhouse gas emissions or benzene content may result in increased capital and operating costs and may have a material adverse effect on our results of operations and financial condition.
Environmental regulation is becoming more stringent and new environmental laws and regulations are continuously being enacted or proposed. While it is impractical to predict the impact that potential regulatory and activist activity may have, such future activity may result in increased costs to operate and maintain our facilities, as well as increased capital outlays to improve our facilities. Such future activity could also adversely affect our ability to expand production, result in damaging publicity about us, or reduce demand for our products. Our need to incur costs associated with complying with any resulting new legal or regulatory requirements that are substantial and not adequately provided for, could have a material adverse effect on our business, financial condition and results of operations.
We operate an independent refinery in Tyler, Texas which may not be able to withstand volatile market conditions, compete on the basis of price or obtain sufficient quantities of crude oil in times of shortage to the same extent as integrated, multinational oil companies.
We compete with a broad range of companies in our refining and petroleum product marketing operations. Many of these competitors are integrated, multinational oil companies that are substantially larger than we are. Because of their diversity, integration of operations, larger capitalization, larger and more complex refineries and greater resources, these companies may be better able to withstand volatile market conditions relating to crude oil and refined product pricing, to compete on the basis of price and to obtain crude oil in times of shortage.
We do not engage in the petroleum exploration and production business and therefore do not produce any of our own crude oil feedstocks. Certain of our competitors, however, obtain a portion of their feedstocks from company-owned production. Competitors that have their own crude production are at times able to offset losses from refining operations with profits from producing operations and may be better positioned to withstand periods of depressed refining margins or feedstock shortages. In addition, we compete with other industries, such as wind, solar and hydropower that provide alternative means to satisfy the energy and fuel requirements of our industrial, commercial and individual customers. If we are unable to compete effectively with these competitors, both within and outside our industry, there could be a material adverse effect on our business, financial condition, results of operations and cash flows.
If the market value of our inventory declines to an amount less than our cost basis, we would record a write-down of inventory and a non-cash charge to cost of sales, which may affect our earnings.
The nature of our business requires us to maintain substantial quantities of crude oil, refined petroleum product and blendstock inventories. Because crude oil and refined petroleum products are commodities, we have no control over the changing market value of these inventories. Because inventory is valued at the lower of cost or market value, we would record a write-down of inventory and a non-cash charge to cost of sales if the market value of our inventory were to decline to an amount below our cost.

A terrorist attack on our assets, or threats of war or actual war, may hinder or prevent us from conducting our business.
Terrorist attacks in the United States and the wars with Iraq and Afghanistan, as well as events occurring in response or similar to or in connection with them, may harm our business. Energy-related assets (which could include refineries, pipelines and terminals such as ours) may be at greater risk of future terrorist attacks than other possible targets in the United States. In addition, the State of Israel, where our majority stockholder, Delek Group Ltd. (“Delek Group”), is based, has suffered armed conflicts and political instability in recent years. We may be more susceptible to terrorist attack as a result of our connection to an Israeli owner. On the date of this prospectus, four of our directors reside in Israel.
A direct attack on our assets or the assets of others used by us could have a material adverse effect on our business, financial condition and results of operations. In addition, any terrorist attack could have an adverse impact on energy prices, including prices for our crude oil, other feedstocks and refined petroleum products, and an adverse impact on the margins from our refining and petroleum product marketing operations. Disruption or significant increases in energy prices could also result in government-imposed price controls.
Increased consumption of renewable fuels could lead to a decrease in fuel prices and/or a reduction in demand for refined fuels.
Regulatory initiatives have required an increase in the consumption of renewable fuels such as ethanol and biodiesel. In the future, renewable fuels may continue to be blended with, or may replace, refined fuels. Such increased use of renewable fuels may result in an increase in fuel supply and corresponding decrease in fuel prices. Increased use of renewable fuels may also result in a decrease in demand for refined fuels. A significant decrease in fuel prices or refined fuel demand could have an adverse impact on our financial results. For example, the Energy Policy Act of 2005 required increasing amounts of renewable fuel be incorporated into the gasoline pool through 2012. The Energy Independence and Security Act of 2007 (EISA) increases the amounts of renewable fuel required by the Energy Policy Act of 2005. A rule finalized by the EPA in 2010 (RFS-2) to implement the EISA requires us to displace increasing amounts of refined products produced by our refinery with biofuels, beginning with approximately 7.8% in 2011 and escalating to 18% or more in 2022, depending on demand for motor fuels. The proposed rule could cause decreased crude runs and materially affect our profitability unless fuel demand rises at a comparable rate or other outlets are found for the displaced products. Although the Tyler refinery has been exempt from renewable fuel standards through 2010, it began supplying an E-10 gasoline-ethanol blend in January 2008.
Increases in required fuel economy and regulation of CO2 emissions from motor vehicles may reduce demand for transportation fuels.
In 2010, the EPA and the Department of Transportation’s National Highway Traffic Safety Administration (NHTSA) finalized new standards, raising the required Corporate Average Fuel Economy (CAFE) of the nation’s passenger fleet by 40% to approximately 35 mpg by 2016 and imposing the first-ever federal GHG emissions standards on cars and light trucks. Later in the year, EPA and the Department of Transportation also announced their intention to propose first-time standards for fuel economy of medium and heavy duty trucks in 2011, as well as further increases in the CAFE standard for passenger vehicles after 2016. Such increases in fuel economy standards and potential electrification of the vehicle fleet, along with mandated increases in use of renewable fuels discussed above, could result in decreasing demand for petroleum fuels. Decreasing demand for petroleum fuels could materially affect profitability at our refinery, as well as at our convenience stores.
Risks Relating to Our Business
We are particularly vulnerable to disruptions to our refining operations, because our refining operations are concentrated in one facility.
Because all of our refining operations are concentrated in the Tyler refinery, significant disruptions at the Tyler facility could have a material adverse effect on our business, financial condition or results of operations. Refining segment contribution margin comprised approximately 57.6%, 42.9% and 62.2% of our consolidated contribution margin for the 2009, 2008 and 2007 fiscal years, respectively. We expect to perform a maintenance turnaround of each processing unit at the Tyler refinery every three to five years. Depending on which units are affected, all or a portion of the refinery’s production will be disrupted during a turnaround.
In addition, the Tyler refinery consists of many processing units, a number of which have been in operation for many years. Even if properly maintained, equipment may require significant capital expenditures to maintain desired efficiencies. One or more of the units may require additional unscheduled down time for unanticipated maintenance or repairs that are more frequent than our scheduled turnaround. For example, refinery operations were suspended for approximately one week of unscheduled down time in the third quarter of 2010 and an explosion and fire at our Tyler refinery in November 2008 suspended operations at the refinery for more than five months.
Refinery operations may also be disrupted by external factors such as an interruption of electricity, natural gas, water treatment or other utilities. Other potentially disruptive factors discussed elsewhere in these risk factors include natural disasters, severe weather conditions, workplace or environmental accidents, interruptions of supply, work stoppages, losses of permits or authorizations or acts of terrorism. Disruptions to our refining operations could reduce our revenues during the period of time that our units are not operating.
General economic conditions may adversely affect our business, operating results and financial condition.
The domestic economy and economic slowdowns may have serious negative consequences for our business and operating results because our performance is subject to domestic economic conditions and their impact on levels of consumer spending. Some of the factors affecting consumer spending include general economic conditions, unemployment, consumer debt, reductions in net worth based on recent declines in equity markets and residential real estate values, adverse developments in mortgage markets, taxation, energy prices, interest rates, consumer confidence and other macroeconomic factors. During a period of economic weakness or uncertainty, current or potential customers may travel less, reduce or defer purchases, go out of business or have insufficient funds to buy or pay for our products and services.
Substantially all of our retail fuel and convenience stores are located in the southeastern United States, primarily in the states of Alabama, Georgia and Tennessee. As a result, our results of operations are particularly vulnerable to general economic conditions in that region. An economic downturn in the Southeast could cause our sales and the value of our assets to decline and have a material adverse effect on our business, financial condition and results of operations.
Moreover, a financial market crisis may have a material adverse impact on financial institutions and limit access to capital and credit. This could, among other things, make it more difficult for us to obtain (or increase our cost of obtaining) capital and financing for our operations. Our access to additional capital may not be available on terms acceptable to us or at all.
The costs, scope, timelines and benefits of our refining projects may deviate significantly from our original plans and estimates.
We may experience unanticipated increases in the cost, scope and completion time for our improvement, maintenance and repair projects at our Tyler refinery. Our refinery projects are generally initiated to increase the yields of higher-value products, increase our ability to process lower cost crude oils, increase production capacity, meet new regulatory requirements or maintain the safe operations of our existing assets. Equipment that we require to complete these projects may be unavailable to us at expected costs or within expected time periods. Additionally, employee or contractor labor expense may exceed our expectations. Due to these or other factors beyond our control, we may be unable to complete these projects within anticipated cost parameters and timelines. In addition, the benefits we realize from completed projects may take longer to achieve and/or be less than we anticipated. Our inability to complete and/or realize the benefits of our refinery projects in a cost-efficient and timely manner could have a material adverse effect on our business, financial condition and results of operations.

The dangers inherent in our operations could cause disruptions and expose us to potentially significant costs and liabilities.
Our refining operations are subject to significant hazards and risks inherent in refining operations and in transporting and storing crude oil, intermediate and refined petroleum products. These hazards and risks include, but are not limited to, natural or weather-related disasters, fires, explosions, pipeline ruptures and spills, third party interference and mechanical failure of equipment at our or third-party facilities, and other events beyond our control. The occurrence of any of these events could result in production and distribution difficulties and disruptions, environmental pollution, personal injury or death and other damage to our properties and the properties of others. Because of these inherent dangers, our refining operations are subject to various laws and regulations relating to occupational health and safety and environmental protection. Continued efforts to comply with applicable laws and regulations related to health, safety and the environment, or a finding of non-compliance with current regulations, could result in additional capital expenditures or operating expenses, as well as fines and penalties.
In addition, the Tyler refinery is located in a populated area. Any release of hazardous material or catastrophic event could affect our employees and contractors at the refinery as well as persons outside the refinery grounds. In the event that personal injuries or deaths result from such events, we would likely incur substantial legal costs and liabilities. The extent of these costs and liabilities could exceed the limits of our available insurance. As a result, any such event could have a material adverse effect on our business, results of operations and cash flows.
For example, the incident at our Tyler refinery in November 2008 resulted in two employee deaths and a suspension of production that continued until May 2009. We are a party to lawsuits, claims and government investigations as a result of this incident. Amounts we may pay in connection with these claims and investigations may not be covered by insurance.
We also operate approximately forty fuel delivery trucks. These trucks regularly transport highly combustible motor fuels on public roads. A motor vehicle accident involving one of our trucks could result in significant personal injuries and/or property damage.
From time to time, our cash and credit needs may exceed our internally generated cash flow and available credit, and our business could be materially and adversely affected if we are not able to obtain the necessary cash or credit from financing sources.
We have significant short-term cash needs to satisfy working capital requirements such as crude oil purchases which fluctuate with the pricing and sourcing of crude oil. We rely in part on our access to credit to purchase crude oil for our Tyler refinery. If the price of crude oil increases significantly, we may not have sufficient available credit, and may not be able to sufficiently increase such availability, under our existing credit facilities or other arrangements to purchase enough crude oil to operate the Tyler refinery at full capacity. Our failure to operate the Tyler refinery at full capacity could have a material adverse effect on our business, financial condition and results of operations. We also have significant long-term needs for cash, including any expansion and upgrade plans, as well as for regulatory compliance.
Depending on the conditions in credit markets, it may become more difficult to obtain cash or credit from third party sources. If we cannot generate cash flow or otherwise secure sufficient liquidity to support our short-term and long-term capital requirements, we may not be able to comply with regulatory deadlines or pursue our business strategies, in which case our operations may not perform as well as we currently expect.
Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.
We have a significant amount of debt. As of September 30, 2010, we had total debt of $274.2 million, including current maturities of $150.4 million. In addition to our outstanding debt, as of September 30, 2010, our letters of credit issued under our various credit facilities were $122.1 million. Our borrowing availability under our various credit facilities as of September 30, 2010 was $141.7 million.
Our significant level of debt could have important consequences for us. For example, it could:
•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to service our debt and lease obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a disadvantage relative to our competitors that have less indebtedness or better access to capital by, for example, limiting our ability to enter into new markets, renovate our stores or pursue acquisitions or other business opportunities;

•	limit our ability to borrow additional funds in the future; and

•	increase the interest cost of our borrowed funds.
In addition, a substantial portion of our debt has a variable rate of interest, which increases our exposure to interest rate fluctuations, to the extent we elect not to hedge such exposures.
If we are unable to service our debt (principal and interest) and lease obligations, we could be forced to restructure or refinance our obligations, seek additional equity financing or sell assets, which we may not be able to do on satisfactory terms or at all. Our default on any of those obligations could have a material adverse effect on our business, financial condition and results of operations. In addition, if new debt is added to our current debt levels, the related risks that we now face could intensify.
Our debt agreements contain operating and financial restrictions that might constrain our business and financing activities.
The operating and financial restrictions and covenants in our credit facilities and any future financing agreements could adversely affect our ability to finance future operations or capital needs or to engage, expand or pursue our business activities. For example, to varying degrees our credit facilities restrict our ability to:
•	declare dividends and redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans and investments, issue guaranties and pledge assets;

•	incur additional indebtedness or amend our debt and other material agreements;

•	make capital expenditures;

•	engage in mergers, acquisitions and asset sales; and

•	enter into some intercompany arrangements and make some intercompany payments, which in some instances could restrict our ability to use the assets, cash flow or earnings of one segment to support the other segment.
Other restrictive covenants require that we meet fixed charge coverage, interest charge coverage, net worth and leverage tests as described in the credit facility agreements. In addition, the covenant requirements of our various credit agreements require us to make many subjective determinations pertaining to our compliance thereto and exercise good faith judgment in determining our compliance. Our ability to comply with the covenants and restrictions contained in our debt instruments may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants and restrictions may be impaired. If we breach any of the restrictions or covenants in our debt agreements, a significant portion of our indebtedness may become immediately due and payable, and our lenders’ commitments to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these immediate payments. In addition, our obligations under our credit facilities are secured by substantially all of our assets. If we are unable to timely repay our indebtedness under our credit facilities, the lenders could seek to foreclose on the assets or we may be required to contribute additional capital to our subsidiaries. Any of these outcomes could have a material adverse effect on our business, financial condition and results of operations.
Changes in our credit profile could affect our relationships with our suppliers, which could have a material adverse effect on our liquidity and our ability to operate the Tyler refinery at full capacity.
Changes in our credit profile could affect the way crude oil suppliers view our ability to make payments. As a result, suppliers could shorten the payment terms of their invoices with us or require us to provide significant collateral to them that we do not currently provide. Due to the large dollar amounts and volume of our crude oil and other feedstock purchases, as well as the historical volatility of crude oil pricing, any imposition by our suppliers of more burdensome payment terms may have a material adverse effect on our liquidity and our ability to make payments to our suppliers. This in turn could cause us to be unable to operate the Tyler refinery at full capacity. A failure to operate the Tyler refinery at full capacity could adversely affect our profitability and cash flows.
Interruptions or limitations in the supply and delivery of crude oil may negatively affect our refining interests and inhibit the growth of our refining interests.
Our Tyler refinery processes primarily light sweet crude oils, which are less readily available to us than heavier, more sour crude oils. The refinery receives substantially all of its crude oil from third parties and received more than 50% of its crude oil during the year ended December 31, 2010 through a crude delivery pipeline owned by a third party. We could experience an interruption or reduction of supply and delivery, or an increased cost of receiving crude oil, if the ability of these third parties to transport crude oil is disrupted because of accidents, governmental regulation, terrorism, maintenance or failure of pipelines or other delivery systems, other third-party action or other events beyond our control. The unavailability for our use for a prolonged period of time of any system of delivery of crude oil could have a material adverse effect on our business, financial condition or results of operations.
Moreover, interruptions in delivery or limitations in delivery capacity may not allow our refining interests to draw sufficient crude oil to support current refinery production or increases in refining output. In order to maintain or materially increase refining output, existing crude delivery systems may require upgrades or supplementation, which may require substantial additional capital expenditures.
Our insurance policies do not cover all losses, costs or liabilities that we may experience, and insurance companies that currently insure companies in the energy industry may cease to do so or substantially increase premiums.
While we carry property, business interruption, pollution and casualty insurance, we do not maintain insurance coverage against all potential losses. We could suffer losses for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. In addition, because our business interruption policy does not cover losses during the first 45 days of the interruption, a significant part or all of a business interruption loss could be uninsured. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations.
The energy industry is highly capital intensive, and the entire or partial loss of individual facilities or multiple facilities can result in significant costs to both industry companies, such as us, and their insurance carriers. In recent years, several large energy industry claims have resulted in significant increases in the level of premium costs and deductible periods for participants in the energy industry. For example, hurricanes in recent years have caused significant damage to several petroleum refineries along the Gulf Coast, in addition to numerous oil and gas production facilities and pipelines in that region. As a result of large energy industry claims, insurance companies that have historically participated in underwriting energy-related facilities may discontinue that practice, may reduce the insurance capacity they are willing to offer or demand significantly higher premiums or deductible periods to cover these facilities. If significant changes in the number or financial solvency of insurance underwriters for the energy industry occur, or if other adverse conditions over which we have no control prevail in the insurance market, we may be unable to obtain and maintain adequate insurance at reasonable cost.
In addition, we cannot assure you that our insurers will renew our insurance coverage on acceptable terms, if at all, or that we will be able to arrange for adequate alternative coverage in the event of non-renewal. The unavailability of full insurance coverage to cover events in which we suffer significant losses could have a material adverse effect on our business, financial condition and results of operations.
We may not be able to successfully execute our strategy of growth through acquisitions.
A significant part of our growth strategy is to acquire assets such as refineries, pipelines, terminals, and retail fuel and convenience stores that complement our existing sites or broaden our geographic presence. If attractive opportunities arise, we may also acquire assets in new lines of business that are complementary to our existing businesses. Through eight major transactions spanning from our inception in 2001 through April 2007, we acquired our refinery and refined products terminals in Tyler, acquired approximately 500 retail fuel and convenience stores and developed our wholesale fuel business. We expect to continue to acquire retail fuel and convenience stores, refinery assets and product terminals and pipelines as a major element of our growth strategy, however:
•	we may not be able to identify suitable acquisition candidates or acquire additional assets on favorable terms;

•	we usually compete with others to acquire assets, which competition may increase, and, any level of competition could result in decreased availability or increased prices for acquisition candidates;

•	we may experience difficulty in anticipating the timing and availability of acquisition candidates;

•	since the convenience store industry is dominated by small, “independent” operators that own fewer than ten stores, we will likely need to complete numerous small acquisitions, rather than a few major acquisitions, to substantially increase our number of retail fuel and convenience stores;

•	the need to complete numerous acquisitions will require significant amounts of our management’s time;

•	we may not be able to obtain the necessary financing, on favorable terms or at all, to finance any of our potential acquisitions; and

•	as a public company, we are subject to reporting obligations, internal controls and other accounting requirements with respect to any business we acquire, which may prevent or negatively affect the valuation of some acquisitions we might otherwise deem favorable or increase our acquisition costs.
The occurrence of any of these factors could adversely affect our growth strategy. We have not completed any major acquisitions since April 2007.
Acquisitions involve risks that could cause our actual growth or operating results to differ adversely compared with our expectations.
Due to our emphasis on growth through acquisitions, we are particularly susceptible to transactional risks. For example:
•	during the acquisition process, we may fail or be unable to discover some of the liabilities of companies or businesses that we acquire;

•	we may assume contracts or other obligations in connection with particular acquisitions on terms that are less favorable or desirable than the terms that we would expect to obtain if we negotiated the contracts or other obligations directly;

•	we may fail to successfully integrate or manage acquired assets;

•	acquired assets may not perform as we expect or we may not be able to obtain the cost savings and financial improvements we anticipate;

•	acquisitions may require us to incur additional debt or issue additional equity;

•	we may fail to grow our existing systems, financial controls, information systems, management resources and human resources in a manner that effectively supports our growth; and

•	to the extent that we acquire assets in complementary new lines of business, we may become subject to additional regulatory requirements and additional risks that are characteristic or typical of these new lines of business.
The occurrence of any of these factors could adversely affect our business, financial condition and results of operations.
We may incur significant costs and liabilities with respect to investigation and remediation of existing environmental conditions at our Tyler refinery.
Prior to our purchase of the Tyler refinery and pipeline, the previous owner had been engaged for many years in the investigation and remediation of liquid hydrocarbons which contaminated soil and groundwater at the purchased facilities. Upon purchase of the facilities, we became responsible and liable for certain costs associated with the continued investigation and remediation of known and unknown impacted areas at the refinery. In the future, it may be necessary to conduct further assessments and remediation efforts at the refinery and pipeline locations. In addition, we have identified and self-reported certain other environmental matters subsequent to our purchase of the refinery.

Based upon environmental evaluations performed internally and by third parties subsequent to our purchase of the Tyler refinery, we recorded an environmental liability of approximately $4.6 million as of September 30, 2010 for the estimated costs of environmental remediation for our refinery. We expect remediation of groundwater at the refinery to continue for the foreseeable future. The need to make future expenditures for these purposes that exceed the amounts we estimate and accrue for could have a material adverse effect on our business, financial condition and results of operations.
We may incur significant costs and liabilities in connection with site contamination and environmental, health and safety regulations.
In the future, we may incur substantial expenditures for investigation or remediation of contamination that has not been discovered at our current or former locations or locations that we may acquire. In addition, new legal requirements, new interpretations of existing legal requirements, increased legislative activity and governmental enforcement and other developments could require us to make additional unforeseen expenditures. We anticipate that compliance with environmental, health and safety regulations will require us to spend approximately $4.0 million in capital costs in 2011 and approximately $81.0 million during the next five years.
We could incur substantial costs or disruptions in our business if we cannot obtain or maintain necessary permits and authorizations or otherwise comply with health, safety, environmental and other laws and regulations.
Our operations require numerous permits and authorizations under various laws and regulations. These authorizations and permits are subject to revocation, renewal or modification and can require operational changes to limit impacts or potential impacts on the environment and/or health and safety. A violation of authorization or permit conditions or other legal or regulatory requirements could result in substantial fines, criminal sanctions, permit revocations, injunctions, and/or facility shutdowns. In addition, major modifications of our operations could require modifications to our existing permits or upgrades to our existing pollution control equipment. Any or all of these matters could have a negative effect on our business, results of operations and cash flows.
Our Tyler refinery has only limited access to an outbound pipeline, which we do not own, for distribution of our refined petroleum products.
For the year ended December 31, 2010, nearly all of our refinery sales volume in Tyler was completed through a rack system located at the refinery. Unlike other refiners, we do not own, and currently have limited access to, an outbound pipeline for distribution of our refinery products to our Tyler customers. Our lack of access to an outbound pipeline may limit our ability to attract new customers for our refined petroleum products or increase sales of our refinery products.
An interruption or termination of supply and delivery of refined products to our wholesale business could result in a decline in our sales and earnings.
Our marketing segment sells refined products produced by refineries owned by third parties. In 2010, our marketing segment received nearly all of its supply of refined products from two suppliers. We could experience an interruption or termination of supply or delivery of refined products if our suppliers partially or completely ceased operations, temporarily or permanently. The ability of these refineries and our suppliers to supply refined products to us could be disrupted by anticipated events such as scheduled upgrades or maintenance, as well as events beyond their control, such as unscheduled maintenance, fires, floods, storms, explosions, power outages, accidents, acts of terrorism or other catastrophic events, labor difficulties and work stoppages, governmental or private party litigation, or legislation or regulation that adversely impacts refinery operations. In addition, any reduction in capacity of other pipelines that connect with our suppliers’ pipelines or our pipelines due to testing, line repair, reduced operating pressures, or other causes could result in reduced volumes of refined product supplied to our marketing business. A reduction in the volume of refined products supplied to our marketing segment could adversely affect our sales and earnings.

An increase in competition and/or reduction in demand in the market in which we sell our refined products could lower prices and adversely affect our sales and profitability.
Our Tyler refinery is currently the only supplier of a full range of refined petroleum products within a radius of approximately 100 miles of its location and there are no competitive fuel loading terminals within approximately 90 miles of our San Angelo terminal. If competitors commence operations within these niche markets, we could lose our niche market advantage, which could have a material adverse effect on our business, financial condition and results of operations.
In addition, the maintenance or replacement of our existing customers depends on a number of factors outside of our control, including increased competition from other suppliers and demand for refined products in the markets we serve. Loss of, or reduction in, amounts purchased by our major customers could have an adverse effect on us to the extent that we are not able to correspondingly increase sales to other purchasers.
We may be unable to negotiate market price risk protection in contracts with unaffiliated suppliers of refined products.
During the year ended December 31, 2010, we obtained most of our supply of refined products for our marketing segment under contracts that contain provisions that mitigate the market price risk inherent in the purchase and sale of refined products. We cannot assure you that in the future we will be able to negotiate similar market price protections in other contracts that we enter into for the supply of refined products or ethanol. To the extent that we purchase inventory at prices that do not compare favorably to the prices at which we are able to sell refined products, our sales and margins may be adversely affected.
Compliance with and changes in tax laws could adversely affect our performance.
We are subject to extensive tax liabilities, including federal and state and transactional taxes such as excise, sales/use, payroll, franchise, withholding, and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future. Certain of these liabilities are subject to periodic audits by the respective taxing authority which could increase our tax liabilities. Subsequent changes to our tax liabilities as a result of these audits may also subject us to interest and penalties.
We may seek to diversify our retail fuel and convenience store operations by entering new geographic areas, which may present operational and competitive challenges.
Since our inception, we have grown our retail fuel and convenience store operations primarily by acquiring stores in the southeastern United States. In the future, we may seek to grow by selectively operating stores in geographic areas other than those in which we currently operate, or in which we currently have a relatively small number of stores. This growth strategy would present numerous operational and competitive challenges to our senior management and employees and would place significant pressure on our operating systems. In addition, we cannot assure you that consumers located in the regions in which we may expand our operations would be as receptive to our stores as consumers in our existing markets. The success of our development plans will depend in part upon our ability to:
•	select, and compete successfully in, new markets;

•	obtain suitable sites at acceptable costs;

•	identify and contract with financially stable developers;

•	realize an acceptable return on the capital invested in new facilities;

•	hire, train, and retain qualified personnel;

•	integrate new retail fuel and convenience stores into our existing distribution, inventory control, and information systems;

•	expand relationships with our suppliers or develop relationships with new suppliers; and

•	secure adequate financing, to the extent required.

We cannot assure you that we will achieve our development goals, manage our growth effectively, or operate our existing and new retail fuel and convenience stores profitability. The failure to achieve any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.
Adverse weather conditions or other unforeseen developments could damage our facilities, reduce customer traffic and impair our ability to produce and deliver refined petroleum products or receive supplies for our retail fuel and convenience stores.
The regions in which we operate are susceptible to severe storms including hurricanes, thunderstorms, tornadoes, extended periods of rain, ice storms and snow, all of which we have experienced in the past few years. Inclement weather conditions could damage our facilities, interrupt production, adversely impact consumer behavior, travel and retail fuel and convenience store traffic patterns or interrupt or impede our ability to operate our locations. If such conditions prevail in Texas, they could interrupt or undermine our ability to produce and transport products from our Tyler refinery and receive and distribute products at our terminals. Regional occurrences, such as energy shortages or increases in energy prices, fires and other natural disasters, could also hurt our business. The occurrence of any of these developments could have a material adverse effect on our business, financial condition and results of operations.
Our operating results are seasonal and generally lower in the first and fourth quarters of the year for our refining and marketing segments and in the first quarter of the year for our retail segment. We depend on favorable weather conditions in the spring and summer months.
Demand for gasoline and other merchandise is generally higher during the summer months than during the winter months due to seasonal increases in motor vehicle traffic. As a result, the operating results of our refining segment and wholesale fuel segment are generally lower for the first and fourth quarters of each year. Seasonal fluctuations in traffic also affect sales of motor fuels and merchandise in our retail fuel and convenience stores. As a result, the operating results of our retail segment are generally lower for the first quarter of the year.
Weather conditions in our operating area also have a significant effect on our operating results. Customers are more likely to purchase higher profit margin items at our retail fuel and convenience stores, such as fast foods, fountain drinks and other beverages and more gasoline during the spring and summer months, thereby typically generating higher revenues and gross margins for us in these periods. Unfavorable weather conditions during these months and a resulting lack of the expected seasonal upswings in traffic and sales could have a material adverse effect on our business, financial condition and results of operations.
We depend on one wholesaler for a significant portion of our convenience store merchandise; we may not be able to maintain favorable arrangements with vendors.
We purchase a majority of our general merchandise, including most tobacco products and grocery items, from a single wholesale grocer, Core-Mark International, Inc., including approximately 59% of such merchandise during the year ended December 31, 2009. A change of merchandise suppliers, a disruption in supply or a significant change in our relationship or pricing with our principal merchandise supplier could lead to an increase in our cost of goods or a reduction in the reliability of timely deliveries and could have a material adverse effect on our business, financial condition and results of operations.
In addition, we believe that our arrangements with vendors with respect to allowances, payment terms and operational support commitments, have enabled us to decrease the operating expenses of convenience stores that we acquire. If we are unable to maintain favorable arrangements with these vendors, we may be unable to continue to effect operating expense reductions at convenience stores we have acquired or will acquire.
A substantial portion of our refinery workforce is unionized, and we may face labor disruptions that would interfere with our operations.
As of December 31, 2010, we employed 283 people at our Tyler refinery and pipeline. From among these employees, 158 of our operations and maintenance hourly employees and 40 truck drivers at the refinery were covered by separate collective bargaining agreements which each expire on January 31, 2012. Although these collective bargaining agreements contain provisions to discourage strikes or work stoppages, we cannot assure you that strikes or work stoppages will not occur. A strike or work stoppage could have a material adverse effect on our business, financial condition and results of operations.
We are dependent on fuel sales at our retail fuel and convenience stores which makes us susceptible to increases in the cost of gasoline and interruptions in fuel supply.
Net fuel sales at stores representing the continuing operations of our retail segment represented approximately 73%, 80% and 77% of total net sales of our retail segment for 2009, 2008 and 2007 respectively. Our dependence on fuel sales makes us susceptible to increases in the cost of gasoline and diesel fuel. As a result, fuel profit margins have a significant impact on our earnings. The volume of fuel sold by us and our fuel profit margins are affected by numerous factors beyond our control, including the supply and demand for fuel, volatility in the wholesale fuel market and the pricing policies of competitors in local markets. Although we can rapidly adjust our pump prices to reflect higher fuel costs, a material increase in the price of fuel could adversely affect demand. A material, sudden increase in the cost of fuel that causes our fuel sales to decline could have a material adverse effect on our business, financial condition and results of operations.
Our dependence on fuel sales also makes us susceptible to interruptions in fuel supply. Fuel from the U.S. Gulf Coast transported to us through the Colonial and Plantation pipelines is the primary source of fuel supply for the majority of our retail fuel and convenience stores. For example, at December 31, 2009, fuel transported to us through these pipelines was the primary source of fuel supply for approximately 87% of our stores. To mitigate the risks of cost volatility, we typically have no more than a five day supply of fuel at each of our stores. Our fuel contracts do not guarantee an uninterrupted, unlimited supply in the event of a shortage. Gasoline sales generate customer traffic to our retail fuel and convenience stores. As a result, decreases in gasoline sales, in the event of a shortage or otherwise, could adversely affect our merchandise sales. A serious interruption in the supply of gasoline could have a material adverse effect on our business, financial condition and results of operations.
If there is negative publicity concerning the Shell, Exxon, BP, Marathon and Conoco brand names, fuel and merchandise sales at certain of our stores may suffer.
We are an independent retailer of fuel that markets some of our products under the major oil company brands Shell, Exxon, BP, Marathon and Conoco. Fuel sold under these major brands represented approximately 43% of total fuel sales volume for our retail segment during the year ended December 31, 2009. Negative publicity concerning any of these major oil companies could adversely affect fuel and merchandise sales volumes in our retail segment. For example, the Deepwater Horizon accident in the Gulf of Mexico in April 2010 has resulted in consumer boycotts of independent retailers of BP branded fuels. Fuel sold under the BP brand represented approximately 12.5% of total fuel sales volume for our retail segment during the year ended December 31, 2009. If negative publicity pertaining to BP or any of the other major brands adversely affects our sales volumes, it could have a material adverse effect on our business, financial condition and results of operations.
We may incur losses as a result of our forward contract activities and derivative transactions.
We occasionally use derivative financial instruments, such as interest rate swaps and interest rate cap agreements, and fuel-related derivative transactions to partially mitigate the risk of various financial exposures inherent in our business. We expect to continue to enter into these types of transactions. In connection with such derivative transactions, we may be required to make payments to maintain margin accounts and to settle the contracts at their value upon termination. The maintenance of required margin accounts and the settlement of derivative contracts at termination could cause us to suffer losses or limited gains. In particular, derivative transactions could expose us to the risk of financial loss upon unexpected or unusual variations in the sales price of crude oil and that of wholesale gasoline. We cannot assure you that the strategies underlying these transactions will be successful. If any of the instruments we utilize to manage our exposure to various types of risk is not effective, we may incur losses.
In addition, we evaluate the creditworthiness of each of our counterparties but we may not always be able to fully anticipate or detect deterioration in their creditworthiness and overall financial condition. The deterioration of creditworthiness or overall financial condition of a material counterparty (or counterparties) could expose us to an increased risk of nonpayment or other default under our contracts with them. If a material counterparty (or counterparties) default on their obligations to us, this could materially adversely affect our financial condition, results of operations or cash flows.

Due to our minority ownership position in Lion Oil Company, we cannot control the operations of the El Dorado refinery or the corporate and management policies of Lion Oil.
As of December 31, 2010, we owned approximately 34.6% of the issued and outstanding common stock of Lion Oil Company, a privately held Arkansas corporation that owns and operates a refinery in El Dorado, Arkansas. Approximately 53.7% of the issued and outstanding common stock of Lion Oil is owned by one shareholder. This controlling shareholder is party to a management agreement with Lion Oil and, due to its majority equity ownership position, is able to elect a majority of the Lion Oil board of directors. As a result of our minority ownership position and the controlling shareholder’s majority equity ownership position and contractual management rights, we are unable to control or influence the operations of the refinery in El Dorado, Arkansas.
So long as there is a controlling shareholder of Lion Oil that maintains a majority equity ownership position in, and the contractual management rights with, Lion Oil, the controlling shareholder will continue to control the election of a majority of Lion Oil’s directors, influence Lion Oil’s corporate and management policies (including the declaration of dividends and the timing and preparation of its financial statements) and determine, without our consent, the outcome of any corporate transaction or other matter submitted to Lion Oil shareholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions.
Our minority ownership position in Lion Oil is illiquid because there is no active trading market for shares of Lion Oil common stock.
Because Lion Oil is a privately held corporation, there is no active trading market for shares of Lion Oil common stock. As a result, we cannot assure you that we will be able to increase or decrease our interest in Lion Oil, or that if we do, we will be able to do so upon favorable terms or at favorable prices.
We rely on information technology in our operations, and any material failure, inadequacy, interruption or security failure of that technology could harm our business.
We rely on information technology systems across our operations, including for management of our supply chain, point of sale processing at our sites, and various other processes and transactions. We rely on commercially available systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential customer information, such as payment card and personal credit information. In addition, the systems currently used for certain transmission and approval of payment card transactions, and the technology utilized in payment cards themselves, may put certain payment card data at risk, and these systems are determined and controlled by the payment card industry, and not by us. In recent years, several retailers have experienced data breaches resulting in the exposure of sensitive customer data, including payment card information. Any compromise or breach of our information and payment technology systems could cause interruptions in our operations, damage our reputation, reduce our customers’ willingness to visit our sites and conduct business with us or expose us to litigation from customer or sanctions from the payment card industry. Further, the failure of these systems to operate effectively, or problems we may experience with transitioning to upgraded or replacement systems, could significantly harm our business and operations and cause us to incur significant costs to remediate such problems.
If we lose any of our key personnel, our ability to manage our business and continue our growth could be negatively impacted.
Our future performance depends to a significant degree upon the continued contributions of our senior management team and key technical personnel. We do not currently maintain key person life insurance policies for any of our senior management team. The loss or unavailability to us of any member of our senior management team or a key technical employee could significantly harm us. We face competition for these professionals from our competitors, our customers and other companies operating in our industry. To the extent that the services of members of our senior management team and key technical personnel would be unavailable to us for any reason, we would be required to hire other personnel to manage and operate our company and to develop our products and technology.

We cannot assure you that we would be able to locate or employ such qualified personnel on acceptable terms or at all.
It may be difficult to serve process on or enforce a United States judgment against those of our directors who reside in Israel.
On the date of this report, four of our seven directors reside in the State of Israel. As a result, you may have difficulty serving legal process within the United States upon any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws, because a substantial portion of the assets of these directors is located outside of the United States. Furthermore, there is substantial doubt that the courts of the State of Israel would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.
If we are, or become, a U.S. real property holding corporation, special tax rules may apply to a sale, exchange or other disposition of common stock and non-U.S. holders may be less inclined to invest in our stock as they may be subject to U.S. federal income tax in certain situations.
A non-U.S. holder may be subject to U.S. federal income tax with respect to gain recognized on the sale, exchange or other disposition of common stock if we are, or were, a “U.S. real property holding corporation” or “USRPHC,” at any time during the shorter of the five-year period ending on the date of the sale or other disposition and the period such non-U.S. holder held our common stock (the shorter period referred to as the “lookback period”). In general, we would be a USRPHC if the fair market value of our “U.S. real property interests,” as such term is defined for U.S. federal income tax purposes, equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. The test for determining USRPHC status is applied on certain specific determination dates and is dependent upon a number of factors, some of which are beyond our control (including, for example, fluctuations in the value of our assets). If we are or become a USRPHC, so long as our common stock is regularly traded on an established securities market such as the New York Stock Exchange (“NYSE”), only a non-U.S. holder who, actually or constructively, holds or held during the lookback period more than 5% of our common stock will be subject to U.S. federal income tax on the disposition of our common stock.
Litigation and/or negative publicity concerning food or beverage quality, health and other related issues could result in significant liabilities or litigation costs and cause consumers to avoid our convenience stores.
Negative publicity, regardless of whether the concerns are valid, concerning food or beverage quality, food or beverage safety or other health concerns, facilities, employee relations or other matters related to our operations may materially adversely affect demand for food and beverages offered in our convenience stores and could result in a decrease in customer traffic to our stores. Additionally, we may be the subject of complaints or litigation arising from food or beverage-related illness or injury in general which could have a negative impact on our business.
It is critical to our reputation that we maintain a consistent level of high quality food and beverages in our stores. Health concerns, poor food or beverage quality or operating issues stemming from one store or a limited number of stores can materially adversely affect the operating results of some or all of our stores and harm our proprietary brands.
Risks Related to Our Common Stock
The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.
The market price of our common stock may be influenced by many factors, some of which are beyond our control, including:
•	our quarterly or annual earnings or those of other companies in our industry;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic and stock market conditions;

•	the failure of securities analysts to cover our common stock or changes in financial estimates by analysts;
•	future sales of our common stock;
•	announcements by us or our competitors of significant contracts or acquisitions;
•	sales of common stock by us, our senior officers or our affiliates; and
•	the other factors described in these “Risk Factors.”
In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes often occur without any apparent regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price. In addition, the recent distress in the credit and financial markets has resulted in extreme volatility in trading prices of securities and diminished liquidity, and we cannot assure you that our liquidity will not be affected by changes in the financial markets and the global economy.
In the past, some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. The filing of a lawsuit against us, regardless of the outcome, could have a material adverse effect on our business, financial condition and results of operations, as it could result in substantial legal costs and a diversion of our management’s attention and resources.
You may suffer substantial dilution.
We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for capital. In addition, if we have an immediate need for capital, we may sell securities in the public or private equity markets even when conditions are not otherwise favorable. You will suffer dilution if we issue currently unissued shares of our stock in the future in furtherance of our growth strategy. You will also suffer dilution if stock, restricted stock units, restricted stock, stock options, stock appreciation rights, warrants or other equity awards, whether currently outstanding or subsequently granted, are exercised.
We are exposed to risks relating to evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002.
To comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), we are required to evaluate our internal controls systems to allow management to report on, and our independent auditors to audit, our internal controls over financial reporting. During this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. As a public company, we are required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.
If we fail to comply with the requirements of Section 404, we may be subject to sanctions or investigation by regulatory authorities such as the SEC or the NYSE. Additionally, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our financial statements and our stock price may be adversely affected. If we fail to remedy any material weakness, our financial statements may be inaccurate, we may face restricted access to the capital markets, and our stock price may decline.
We are a “controlled company” within the meaning of the NYSE rules and, as a result, we qualify for, and intend to rely on, exemptions from certain corporate governance requirements.
A company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of the NYSE, including:

•	the requirement that a majority of its board of directors consist of independent directors;
•	the requirement to have a nominating/corporate governance committee consisting entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•	the requirement to have a compensation committee consisting entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.
We utilize all of these exemptions except that our compensation committee does have a written charter addressing its purpose and responsibilities. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.
Our controlling stockholder may have conflicts of interest with other stockholders in the future.
At December 31, 2010, Delek Group beneficially owned approximately 73% of our outstanding common stock. As a result, Delek Group and its controlling shareholder, Mr. Sharon, will continue to be able to control the election of our directors, influence our corporate and management policies (including the declaration of dividends) and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. So long as Delek Group continues to own a significant amount of the outstanding shares of our common stock, Delek Group will continue to be able to influence or effectively control our decisions, including whether to pursue or consummate potential mergers or acquisitions, asset sales, and other significant corporate transactions. We cannot assure you that the interests of Delek Group will coincide with the interests of other holders of our common stock.
Future sales of shares of our common stock could depress the price of our common stock.
The market price of our common stock could decline as a result of the introduction of a large number of shares of our common stock into the market or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. At December 31, 2010, 39,736,432 shares of our common stock were controlled by Delek Group. Through this prospectus, and in accordance with Delek Group’s registration rights agreement with us, these 39,736,432 shares have been registered for resale by the selling stockholders, in one or more transactions, at their discretion in the future.
We depend upon our subsidiaries for cash to meet our obligations and pay any dividends.
We are a holding company. Our subsidiaries conduct substantially all of our operations and own substantially all of our assets. Consequently, our cash flow and our ability to meet our obligations or pay dividends to our stockholders depend upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of dividends, tax sharing payments or otherwise. Our subsidiaries’ ability to make any payments will depend on many factors, including their earnings, cash flows, the terms of their indebtedness, tax considerations and legal restrictions.
We may be unable to pay future dividends in the anticipated amounts and frequency set forth herein.
We will only be able to pay dividends from our available cash on hand and funds received from our subsidiaries. Our ability to receive dividends and other cash payments from our subsidiaries is restricted under the terms of their respective credit facilities. For example, under the terms of their credit facilities, our subsidiaries are subject to certain customary covenants that limit their ability to, subject to certain exceptions as defined in their respective credit agreements, remit cash to, distribute assets to, or make investments in, us as the parent company. Specifically, these covenants limit the payment, in the form of cash or other assets, of dividends or other cash payments, to us. The declaration of future dividends on our common stock will be at the discretion of our board of directors and will depend upon many factors, including our results of operations, financial condition, earnings, capital requirements, restrictions in our debt agreements and legal requirements. Although we currently intend to pay quarterly cash dividends on our common stock at an annual rate of $0.15 per share, we cannot assure you that any dividends will be paid in the anticipated amounts and frequency set forth herein, if at all.

Provisions of Delaware law and our organizational documents may discourage takeovers and business combinations that our stockholders may consider in their best interests, which could negatively affect our stock price.
In addition to the fact that Delek Group owns the majority of our common stock, provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of delaying or preventing a change in control of our company or deterring tender offers for our common stock that other stockholders may consider in their best interests.
Our certificate of incorporation authorizes us to issue up to 10,000,000 shares of preferred stock in one or more different series with terms to be fixed by our board of directors. Stockholder approval is not necessary to issue preferred stock in this manner. Issuance of these shares of preferred stock could have the effect of making it more difficult and more expensive for a person or group to acquire control of us and could effectively be used as an anti-takeover device. On the date of this report, no shares of our preferred stock are outstanding.
Our bylaws provide for an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders and require that special meetings of stockholders be called only by our chairman of the board, president or secretary after written request of a majority of our board of directors.
The anti-takeover provisions of Delaware law and provisions in our organizational documents may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.
Risk Factors Relating to this Offering
Historically we have relied on our parent company and its affiliates for guarantees, letters of credit and other financing.
Since our inception, from time to time our parent company, Delek Group and its affiliates, have guaranteed our crude oil purchases, forward contract exposure and some of our indebtedness, have issued letters of credit for retail fuel purchases, and have otherwise provided financing to us. If these entities do not continue to provide some or all of these guarantees, issue letters of credit or otherwise provide financing to us, we cannot assure you that we could secure financing from other sources on the same or equally favorable terms, if at all, which could have a material adverse effect on our business, financial condition and results of operations.
Our parent company may not continue to provide management and consulting services to us.
As of January 1, 2006, we entered into a management and consulting agreement with Delek Group pursuant to which key management personnel of Delek Group provide management and consulting services to us, including matters relating to long-term planning, operational issues and financing strategies. The agreement had an initial term of one year and continues thereafter until either party terminates the agreement upon 30 days’ advance notice. We cannot assure you that Delek Group will not terminate the agreement and cease providing services to us.
Sales of our common stock by the selling stockholders could depress the price of our common stock.
The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market by the selling stockholder or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon the sale of a sufficient number of shares by the selling stockholder in this offering, we would no longer be a controlled company, and we may have difficulties complying with New York Stock Exchange rules relating to the composition of our board of directors.
Our common stock is listed on the New York Stock Exchange (“NYSE”). As a controlled company under NYSE rules, we have not been subject to a number of corporate governance rules relating to composition of our board of directors and certain committees. Upon the sale of a sufficient number of shares by the selling stockholder in this offering, we would no longer be a controlled company and, in accordance with NYSE rules, would have to phase into compliance with certain requirements from which we are now exempt, including:
•	the requirement that a majority of the board of directors consist of independent directors;
•	the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•	the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.
We intend to comply with these NYSE rules if we cease to be a controlled company. We may not be able to attract and retain the number of independent directors needed to comply with NYSE rules during the phase-in period for compliance.
FORWARD LOOKING STATEMENTS
     Statements in this prospectus (including the documents incorporated by reference in this prospectus) contain “forward looking statements” that reflect our current estimates, expectations and projections about our future results, performance, prospects and opportunities. Forward-looking statements include, among other things, the information concerning our possible future results of operations, business and growth strategies, financing plans, expectations that regulatory developments or other matters will not have a material adverse effect on our business or financial condition, our competitive position and the effects of competition, the projected growth of the industry in which we operate, and the benefits and synergies to be obtained from our completed and any future acquisitions, and statements of management’s goals and objectives, and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “appears,” “projects” and similar expressions, as well as statements in future tense, identify forward-looking statements.
     Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to:
•	reliability of our operating assets;
•	competition;
•	changes in, or the failure to comply with, the extensive government regulations applicable to our industry segments;

•	decreases in our refining margins or fuel gross profit as a result of increases in the prices of crude oil, other feedstocks and refined petroleum products;
•	our ability to execute our development plans and strategy of growth through acquisitions, and the transactional risks inherent in each;
•	general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States;
•	dependence on one wholesaler for a significant portion of our convenience store merchandise;
•	unanticipated increases in cost or scope of, or significant delays in the completion of our capital improvement projects;
•	risks and uncertainties with respect to the quantities and costs of refined petroleum products supplied to our pipelines and/or held in our terminals;
•	operating hazards, natural disasters, casualty losses and other matters beyond our control;
•	increases in our debt levels;
•	compliance with, or failure to comply with, restrictive and financial covenants in our various debt agreements;
•	seasonality;
•	acts of terrorism aimed at either our facilities or other facilities that could impair our ability to produce or transport refined products or receive feedstocks;
•	changes in the cost or availability of transportation for feedstocks and refined products;
•	volatility of derivative instruments;
•	potential conflicts of interest between our major stockholder and other stockholders; and
•	other factors discussed under the heading “Management’s Discussion and Analysis” and in our other filings with the SEC.
     In light of these risks, uncertainties and assumptions, our actual results of operations and execution of our business strategy could differ materially from those expressed in, or implied by, the forward-looking statements, and you should not place undue reliance upon them. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition.
     Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

USE OF PROCEEDS
     All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their account. We will not receive any proceeds from the sale by the selling stockholders of the common stock offered by this prospectus.
DIVIDEND POLICY
     In connection with our initial public offering in May 2006, our Board of Directors announced its intention to pay a regular quarterly cash dividend of $0.0375 per share of our common stock beginning in the fourth quarter of 2006. As of the date of this filing, we intend to continue to pay quarterly cash dividends on our common stock at the same annual rate of $0.15 per share. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors our Board of Directors deems relevant.
SELLING STOCKHOLDERS
     We are registering the shares of our common stock in order to permit the selling stockholders to offer the shares for resale from time to time. As a result of their status as our affiliates, the selling stockholders are deemed to be acting as underwriters on our behalf.
     The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of our common stock held by them. The second column lists the number of shares of our common stock beneficially owned by the selling stockholders, based on its ownership of the shares of our common stock, as of December 31, 2010. The third column lists the shares of our common stock being offered by this prospectus by the selling stockholders. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.
     The selling stockholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

				Number of Shares
	Shares		Number of Shares	Beneficially Owned
Selling Stockholder	Beneficially Owned (1)		To Be Offered	After the Offering (2)
	Number	% (3)		Number	%
Delek Hungary Holding Limited Liability Company (4)	39,389,869	72.40	39,389,869	0	0
Delek Petroleum, Ltd.(5)	39,736,432	73.04	346,563	0	0

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting power and/or investment power with respect to securities.

(2)	Assumes that the selling stockholder disposes of all of the shares of common stock covered by this prospectus and does not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholder will sell all or any portion of the shares covered by this prospectus.

(3)	Applicable percentage of ownership is based on 54,403,208 shares of our common stock outstanding on December 31, 2010.

(4)	The address of Delek Hungary is 1134 Budapest, Vaci ut 35, Hungary.

(5)	The address of Delek Petroleum is 7, Giborei-Israel St., P.O.B. 8464, Netanya 42504, Israel. Delek Petroleum directly holds 346,563 shares. Delek Petroleum is the parent company of Delek Hungary which directly holds 39,389,869 shares.

     Material Relationships:
     Management and Consulting Agreement. Effective January 1, 2006, we entered into a management and consulting agreement with Delek Group, pursuant to which key management personnel of Delek Group provide management and consulting services to us, including matters relating to long-term planning, operational issues and financing strategies. The agreement had an initial term of one year and continues thereafter until either party terminates the agreement upon 30 days’ advance notice. As compensation, the agreement provides for payment to Delek Group of $125,000 per calendar quarter payable within 90 days of the end of each quarter and reimbursement for reasonable out-of-pocket costs and expenses incurred.
     Registration Rights Agreement. We are party to a registration rights agreement with Delek Group granting Delek Group (including any affiliate of Delek Group that is the record holder of shares of common stock) registration rights with respect to Delek Group’s ownership (directly or through its affiliates) of shares. Pursuant to the registration rights agreement, Delek Group may require us to register all or part of their shares three times on a Form S-3 (including the Form S-3 of which this prospectus is a part), provided that the aggregate offering value of the securities to be registered must equal at least $10 million. In addition, Delek Group may require us to include their shares in future registration statements that we file, subject to reduction at the option of the underwriters of such an offering. We will be obligated under the registration rights agreement to pay the registration expenses incurred in connection with any registration, qualification or compliance relating to the exercise of Delek Group’s (and its affiliates’) registration rights, other than underwriting discounts and commissions. Additionally, we agreed to indemnify and hold harmless Delek Group (and its affiliates) and any participating underwriters against certain liabilities, including liabilities arising under the Securities Act, or they will be entitled to contribution.
     Directors and Officers. Asaf Bartfeld and Gabriel Last have each served as a member of our board of directors since January 2002. Mr. Bartfeld has served as the president and chief executive officer of Delek Group since 2003, and Mr. Last has served as the chairman of the board of directors of Delek Group since 2003.
PLAN OF DISTRIBUTION
     We are registering the shares of our common stock issued or sold to the selling stockholders to permit the resale of these shares of our common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of our common stock. We will bear all fees and expenses incident to our obligation to register the shares of our common stock.
     The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of our common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of our common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.
     If the selling stockholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of our common stock short and deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares.
     The selling stockholders may pledge or grant a security interest in some or all of the shares of our common stock owned by it and, if it defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, or Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     As a result of their status as our affiliates, the selling stockholders are deemed to be acting as underwriters on our behalf. Any broker-dealers participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of our common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of our common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that the selling stockholders will sell any or all of the shares of our common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.
     The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.
     We will pay all expenses of the registration of the shares of our common stock pursuant to the registration rights agreement, estimated to be $100,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.
     We and the selling stockholders may enter agreements under which underwriters, dealers and agents who participate in the distribution of our common stock may be entitled to indemnification by us and/or the selling stockholders against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.
     Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of our common stock will be freely tradable in the hands of persons other than our affiliates.
LEGAL MATTERS
     The validity of the shares of common stock offered in this prospectus will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York.
EXPERTS
     The consolidated financial statements of Delek US Holdings, Inc. appearing in Delek US Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009 (including the schedule appearing therein), and the effectiveness of Delek US Holdings, Inc.’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares being offered pursuant to this prospectus. This prospectus is part of this registration statement and does not contain all of the information set forth in the registration statement. Statements contained in this prospectus as to the content of any agreement or other document filed or incorporated by reference as an exhibit are not necessarily complete, and you should consult a copy of those agreements or other documents filed or incorporated by reference as exhibits to the registration statement. For further information, reference is made to the registration statement and to the exhibits and schedules filed with it, which are available for inspection without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov.
     We are subject to the informational requirements of the Exchange Act and, accordingly, file reports, proxy statements and other information with the SEC. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically on EDGAR with the SEC. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC allows us to “incorporate by reference” in this prospectus the information that we have filed with them. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:
•	Our annual report on Form 10-K for the year ended December 31, 2009 filed on March 12, 2010;

•	Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, filed on May 7, 2010, August 6, 2010 and November 5, 2010, respectively;

•	Our current reports on Form 8-K filed on February 25, 2010, March 26, 2010, August 26, 2010, October 4, 2010, October 6, 2010 and December 29, 2010; and

•	the description of our capital stock contained in our Form 424B4, filed on May 4, 2006, and any amendment or report filed for the purpose of updating such description.
     This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus.
     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
     Upon your written or oral request, we will provide at no cost to you, a copy of any and all of the reports or documents that are incorporated by reference in this prospectus. Copies of any and all reports or documents that are incorporated by reference in this prospectus may be accessed at our internet address at http://www.DelekUS.com.
     Requests for such documents should be directed to:
Kent B. Thomas
General Counsel
Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, Tennessee 37027
(615) 771-6701

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. Other Expenses of Issuance and Distribution.
     The following table sets forth a list of the registrant’s expenses in connection with the issuance and distribution of the securities being registered hereby:

Amount

SEC registration fee	$33,308.75
Legal expenses*	$30,000.00
Accounting expenses*	$30,000.00
Miscellaneous expenses*	$6,691.25

Total*	$100,000.00

*	Estimated
     The selling stockholders shall bear the fees and expenses, if any, of their own counsel and brokerage fees and commissions incurred by the selling stockholders in connection with resales of the securities registered hereby.
ITEM 15. Indemnification of Directors and Officers.
     Delaware General Corporation Law
     Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.
     Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.
     Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under standards similar to those discussed above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
     Certificate of Incorporation
     The registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, as the same exists or hereafter may be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.
     Bylaws
     The registrant’s amended and restated bylaws provide that the registrant shall indemnify any director or officer of the corporation, and may indemnify any other person, who (a) was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, and (b) was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
     The registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, as the same exists or hereafter may be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.

     Indemnification Agreements
     The registrant has entered into indemnification agreements with its directors and executive officers which would require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status.
     Insurance
     The registrant maintains directors’ and officers’ liability insurance for its officers and directors.

ITEM 16. Exhibits.

Exhibit No.	Description

4.1	Registration Rights Agreement, dated as of April 17, 2006, by and between Delek US Holdings, Inc. and Delek Group Ltd. (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1/A, filed on April 20, 2006, SEC File No. 333-131675).

5.1	Opinion of Fulbright & Jaworski L.L.P.*

23.1	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP.*

23.2	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)*

24.1	Power of Attorney.+

*	Filed herewith.
+	Previously filed.
ITEM 17. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;
          provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(i)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
               (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Brentwood, State of Tennessee, on February 1, 2011.

DELEK US HOLDINGS, INC.
By:	/s/ EZRA UZI YEMIN
	Name:	Ezra Uzi Yemin
	Title:	President and Chief Executive Officer

Signature	Title	Date

/s/ Ezra Uzi Yemin	President, Chief Executive Officer	February 1, 2011
Ezra Uzi Yemin	(principal executive officer) and Director

/s/ Mark B. Cox	Executive Vice President and Chief Financial	February 1, 2011
Mark B. Cox	Officer (principal financial and accounting officer)

*	Director	February 1, 2011
Gabriel Last

*	Director	February 1, 2011
Asaf Bartfeld

*	Director	February 1, 2011
Aharon Kacherginski

*	Director	February 1, 2011
Shlomo Zohar

*	Director	February 1, 2011
Carlos E. Jordá

*	Director	February 1, 2011
Charles H. Leonard

*	Director	February 1, 2011
Philip L. Maslowe

*	By:	/s/ Ezra Uzi Yemin
Ezra Uzi Yemin
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Registration Rights Agreement, dated as of April 17, 2006, by and between Delek US Holdings, Inc. and Delek Group Ltd. (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1/A, filed on April 20, 2006, SEC File No. 333-131675)

5.1	Opinion of Fulbright & Jaworski L.L.P. *

23.1	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP.*

23.2	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)*

24.1	Power of Attorney.+

*	Filed herewith.
+	Previously filed.